Exhibit 1.1

July 21, 2011

STRICTLY CONFIDENTIAL

Michael Tardugno

President & Chief Executive Officer

Celsion Corporation

10220-L Old Columbia Rd.

Columbia, MD 21046

Dear Mr. Tardugno:

Reference is made to that certain letter agreement (“Letter Agreement”), dated June 30, 2011, by and between Celsion Corporation (the “Company”) and Rodman & Renshaw, LLC (“Rodman”) pursuant to which Rodman shall serve as the exclusive lead placement agent (the “Services”) for the Company, on a reasonable best efforts basis, in connection with the proposed offer and placement (the “Offering”) by the Company of securities of the Company (the “Securities”).  The Company and Rodman hereby agree amend the Letter Agreement in order to reduce the Placement Agent’s Fee to equal 6.75% of the aggregate purchase price paid by each purchaser of Securities that are placed in the Offering, solely in connection with the Offering of $18,445,508.57 of Securities, in the aggregate, pursuant to the certain Purchase Agreements, dated July 20, 2011.  For purposes of clarification, the Placement Agent’s Fee shall remain equal to 7.25% of the aggregate purchase price paid by each purchaser of Securities that are placed in any other Offering.

The Company represents that it is free to enter into this Agreement and the transactions contemplated hereby.  This Agreement shall not be modified or amended except in writing signed by Rodman and the Company.  This Agreement shall be binding upon and inure to the benefit of Rodman and the Company and their respective assigns, successors, and legal representatives.  This Agreement constitutes the entire agreement of Rodman and the Company, and supersedes any prior agreements, with respect to the subject matter hereof.  If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect.  This Agreement may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Notwithstanding any of the foregoing, all other provisions of the Letter Agreement and all rights and obligations thereunder between Rodman and the Company, shall remain the same as of the date of execution of the Letter Agreement.

In acknowledgment that the foregoing correctly sets forth the understanding reached by Rodman and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding agreement as of the date indicated above.

[Signature Page Follows]

Rodman & Renshaw, LLC • 1251 Avenue of the Americas, 20th Floor, New York, NY 10020

Tel: 212 356 0500 • Fax: 212 581 5690 • www.rodm.com • Member: FINRA, SIPC

[Signature Page to CLSN Amendment to Letter Agreement]

Very truly yours,

RODMAN & RENSHAW, LLC

By
Name:
Title:

Accepted and Agreed:

CELSION CORPORATION

By
Name:
Title:

2